Exhibit 99.1

press release

Sierra Health Services, Inc. 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE
CONTACTS:	Peter O'Neill VP, Public & Investor Relations Sierra Health Services, Inc. (702) 242-7156 Lisa Haines VP, Corporate Communications Health Net, Inc. (818) 676-7912	Maria Chakmakas Communications Manager Sierra Military Health Services, Inc. (410) 659-8725

SIERRA MILITARY HEALTH SERVICES AGREES TO ACQUISITION
OF ITS PROVIDER CONTRACTS AND SERVICE CENTER LEASES BY
HEALTH NET FEDERAL SERVICES

Agreement Expected to Ease TRICARE Next Generation Transition

       Las Vegas, Nevada & Baltimore, Maryland, March 3, 2004 - Sierra Military Health Services, Inc. (SMHS), a subsidiary of Sierra Health Services, Inc. (NYSE:SIE), today announced that it has entered into a binding commitment with Health Net Federal Services (Health Net) of Rancho Cordova, California, a subsidiary of Health Net, Inc. (NYSE:HNT) Under the agreement, Health Net will, among other things, acquire assets of SMHS primarily related to its provider network and regional TRICARE Service Center operations. With this transaction, SMHS effectively ends its formal protest of the recent award by the United States Department of Defense (DoD) for Managed Care Support Services Contracts to serve TRICARE beneficiaries in the North Region.

       Among the assets included in the transaction are some 11 commercial leases and all furnishings located at military treatment facility service centers as well as contracts with over 26,000 network providers now serving approximately 1.1 million TRICARE beneficiaries in Region 1, which included 13 northeastern states and the District of Columbia.

       Both companies expect the agreement will facilitate the transition from SMHS, current holder of a prime contract with the DoD to Health Net, the successor contractor. Assets acquired under the agreement will transfer upon the scheduled termination of SMHS' contract on August 31, 2004. Additionally, the agreement creates a framework to retain quality jobs for those SMHS employees who are offered and choose to accept employment with Health Net.

Financial terms of the transaction were not disclosed.

       "The real winners in this agreement are our TRICARE patients," said David R. Nelson, president, SMHS. "TRICARE is undergoing an enormous transition. With this agreement, the continuity of care and quality of customer service in the local service center will be materially enhanced."

       Health Net's acquisition of thousands of SMHS provider contracts also will diminish the impact of the contract change on beneficiaries by increasing the stability of the provider network during the transition.

       "Less turnover in the provider network will help ensure that patients continue to have access to the doctors and other providers they prefer," said Nelson. "Building a network from scratch is an enormous undertaking and this agreement will relieve Health Net of that burden. I'm also very pleased we could establish a framework that will help many wonderful and talented people keep their jobs and continue to serve the patients who have come to rely on them."

       TRICARE, formerly CHAMPUS, is a triple-option health care program for active duty military personnel and their families and military retirees and their families. TRICARE covers all seven branches of the uniformed services -- Army, Navy, Air Force, Marine Corps, Coast Guard, Public Health Service, and National Oceanic and Atmospheric Administration -- through a partnership between the Department of Defense and private managed care contractors. Sierra Military Health Services, Inc. is a subsidiary of Sierra Health Services, Inc., a Las Vegas-based diversified health care services company that operates health maintenance organizations and multi-specialty medical groups. Sierra's subsidiaries serve over 1.2 million people through health benefit plans for employers, government programs, and individuals. More information can be found on the company's Website at www.sierrahealth.com. Information on the company's military subsidiary can be found at www.sierramilitary.com.

       Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including TRICARE, Medicare, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment and benefit levels; 3) unpredictable medical costs, malpractice exposure, reinsurance costs and inflation; 4) impact of economic conditions; 5) changes in healthcare and workers' compensation reserves; 6) our failure to obtain an extension of the Medicare Social HMO contract; and 7) the amount of actual proceeds realized upon the final disposition of the workers' compensation insurance operation or the inability to dispose of such business. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.